Western Gas Partners Announces
Second-Quarter 2010 Results
Provides 2010 Guidance Update
     HOUSTON, Aug. 4, 2010 — Western Gas Partners, LP (NYSE: WES) today announced second-quarter 2010 financial and operating results. Net income available to limited partners for the second quarter of 2010 totaled $22.9 million, or $0.35 per limited partner unit (diluted). The Partnership’s second-quarter Adjusted EBITDA(1) was $38.5 million and distributable cash flow(1) was $35.4 million, resulting in a coverage ratio(1) of 1.45 times for the period.
     Total throughput attributable to Western Gas Partners, LP for the second quarter of 2010 averaged 1,364 MMcf/d, essentially flat compared to the prior quarter and approximately 8 percent below the second quarter of 2009. These results include the net throughput attributable to the acquired Chipeta and Granger assets for all periods of comparison.
     Capital expenditures attributable to Western Gas Partners, LP totaled approximately $4.0 million during the second quarter of 2010. Of this amount, maintenance capital expenditures were approximately $3.7 million, or 10 percent of Adjusted EBITDA.
     “Our operating results for the quarter reflect the continued improvement in our cost structure while maintaining relatively stable throughput year-to-date,” said Western Gas Partners’ President and Chief Executive Officer Don Sinclair. “We are pleased with the contribution of our Granger and Chipeta acquisitions to our portfolio’s distributable cash flow. These systems, which are situated in two key liquids-rich basins in the Rockies, continue to benefit from ongoing drilling activity due to favorable producer economics.”
     The Partnership previously declared a quarterly distribution of $0.35 per unit for the second quarter of 2010, payable on August 13, 2010 to unitholders of record at the close of business on July 30, 2010, representing a 3-percent increase over the prior quarter and a 13-percent increase over the second-quarter 2009 distribution of $0.31 per unit. The second-quarter 2010 coverage ratio of 1.45 times is based on the quarterly distribution of $0.35 per unit.

(1)	Please see the tables at the end of this release for a reconciliation of non-GAAP to GAAP measures and calculation of the coverage ratio.

Recent Acquisition And 2010 Guidance Update
     On August 2, 2010, the Partnership closed the $498 million acquisition of the Wattenberg gathering system and related facilities. In connection with the acquisition, management has updated the Partnership’s 2010 guidance to reflect the contribution of the Wattenberg assets to its full-year results based on an effective date of July 1, 2010.
     As a result, full-year 2010 guidance for Adjusted EBITDA has been increased by $30 million to a range of $160 to $180 million. Full-year 2010 guidance for total capital expenditures has also been increased by $12 to $13 million to a range of $40 to $45 million, which reflects an additional $18 million of post-acquisition capital expenditures for the Wattenberg assets, partially offset by a reduction in capital spending across the remainder of the portfolio of approximately $5 to $6 million for the balance of the year. Lastly, full-year 2010 guidance for maintenance capital expenditures as a percent of Adjusted EBITDA has been reduced to a range of 13% to 16%.
CONFERENCE CALL TOMORROW AT 11 A.M. CDT
     The Partnership will host a conference call on August 5, at 11 a.m. Central Daylight Time (12 p.m. Eastern Daylight Time) to discuss second-quarter results. The dial-in number for the call is 888.680.0860 and the participant code is 54338427. Please call in 10 minutes prior to the scheduled start time. For complete instructions on how to participate in the conference call, or to access the live audio webcast and slide presentation, please visit www.westerngas.com. A replay of the call will also be available on the Web site for approximately two weeks following the conference call.
Western Gas Partners, LP is a growth-oriented Delaware limited partnership formed by Anadarko Petroleum Corporation to own, operate, acquire and develop midstream energy assets. With midstream assets in East and West Texas, the Rocky Mountains and the Mid-Continent, the Partnership is engaged in the business of gathering, compressing, processing, treating and transporting natural gas for Anadarko and other producers and customers. For more information about Western Gas Partners, please visit www.westerngas.com.
This news release contains forward-looking statements. Western Gas Partners believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. These factors include the ability to meet financial guidance or distribution growth expectations; the ability to obtain new sources of natural gas supplies; the effect of fluctuations in commodity prices and the demand for natural gas and related products; and construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, as well as other factors described in the “Risk Factors” section of the Partnership’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission and other public filings and press releases by Western Gas Partners. Western Gas Partners undertakes no obligation to publicly update or revise any forward-looking statements.
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Western Gas Partners, LP Contact
Chris Campbell, CFA, chris.campbell@westerngas.com, 832.636.6012

Reconciliation of GAAP to Non-GAAP Measures
Below are reconciliations of Distributable Cash Flow (non-GAAP) and Adjusted EBITDA (non-GAAP) to Net Income (GAAP) as required under Regulation G of the Securities Exchange Act of 1934. Management believes that the presentation of Distributable Cash Flow, Adjusted EBITDA and Coverage Ratio are widely accepted financial indicators of a company’s financial performance compared to other publicly traded partnerships and are useful in assessing our ability to incur and service debt, fund capital expenditures and make distributions. Distributable Cash Flow, Adjusted EBITDA and Coverage Ratio, as defined by the Partnership, may not be comparable to similarly titled measures used by other companies. Therefore, the Partnership’s consolidated Distributable Cash Flow, Adjusted EBITDA and Coverage Ratio should be considered in conjunction with net income and other performance measures, such as operating income or cash flow from operating activities.
Distributable Cash Flow
The Partnership defines Distributable Cash Flow as Adjusted EBITDA, plus interest income, less net cash paid for interest expense, maintenance capital expenditures and income taxes.

	Three Months Ended June 30,			Six Months Ended June 30,
	2010		2009(1)	2010	2009 (1)
	(in thousands, except coverage ratio)

Reconciliation of net income attributable to Western Gas Partners, LP to Distributable cash flow and calculation of the coverage ratio

Net income attributable to Western Gas Partners, LP	$23,411		$25,403	$46,325	$45,988
Add:
Distributions from equity investee	1,038		1,459	2,148	2,570
Non-cash share-based compensation expense	680		942	1,248	1,789
Income tax expense	17		2,087	973	2,353
Depreciation and amortization (2)	12,849		12,235	25,832	23,945
Other expense, net(2)	2,395		—	2,376	—
Less:
Equity income, net	1,258		1,985	2,597	3,535
Cash paid for maintenance capital expenditures(2)	3,742		5,357	7,633	11,090
Interest income, net (non-cash settled)	—		132	—	369
Other income, net (2)	—		9	—	15

Distributable cash flow	$35,390		$34,643	$68,672	$61,636

Distribution declared for the three months ended June 30, 2010 (3)
Limited partners	$23,838
General partner	540

Total	$24,378

Coverage ratio	1.45	x

(1)	Financial information for 2009 has been revised to include results attributable to the Chipeta and Granger assets.

(2)	Includes the Partnership’s 51% share of depreciation and amortization, other expense, net, cash paid for maintenance capital expenditures and other income, net attributable to Chipeta Processing LLC.

(3)	Reflects distribution of $0.35 per unit payable in August 2010.

Reconciliation of GAAP to Non-GAAP Measures, continued
Adjusted EBITDA attributable to Western Gas Partners, LP
The Partnership defines Adjusted EBITDA as Net Income (loss) attributable to Western Gas Partners, LP, plus distributions from equity investee, non-cash share-based compensation expense, expenses in excess of the omnibus cap, interest expense, income tax expense and depreciation, amortization and impairment, less income from equity investment, interest income, income tax benefit, other income and other nonrecurring adjustments that are not settled in cash.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009(1)	2010	2009(1)
	(in thousands)

Reconciliation of net income attributable to Western Gas Partners, LP to Adjusted EBITDA

Net income attributable to Western Gas Partners, LP	$23,411	$25,403	$46,325	$45,988
Add:
Distributions from equity investee	1,038	1,459	2,148	2,570
Non-cash share-based compensation expense	680	942	1,248	1,789
Interest expense, net	3,598	1,786	7,126	3,571
Income tax expense	17	2,087	973	2,353
Depreciation and amortization (2)	12,849	12,235	25,832	23,945
Other expense, net (2)	2,395	—	2,376	—

Less:
Equity income	1,258	1,985	2,597	3,535
Interest income, net — affiliates	4,225	4,357	8,450	8,819
Other income, net (2)	—	9	—	15

Adjusted EBITDA	$38,505	$37,561	$74,981	$67,847

(1)	Financial information for 2009 has been revised to include results attributable to the Chipeta and Granger assets.

(2)	Includes the Partnership’s 51% share of depreciation and amortization, other expense, net, and other income, net attributable to Chipeta Processing LLC.

Western Gas Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009(1)	2010	2009(1)
		(in thousands except per-unit amounts)
Revenues
Gathering, processing and transportation of natural gas	$42,150	$43,529	$85,509	$86,863
Natural gas, natural gas liquids and condensate sales	43,408	47,402	92,260	91,034
Equity income and other	2,410	2,829	4,518	5,023

Total revenues	$87,968	$93,760	$182,287	$182,920

Operating expenses
Cost of product	$24,955	$28,732	$57,532	$62,377
Operation and maintenance	13,735	15,689	28,903	29,775
General and administrative	4,358	5,367	9,433	11,653
Property and other taxes	2,800	2,808	5,568	5,629
Depreciation and amortization	13,555	12,839	27,238	24,855

Total operating expenses	$59,403	$65,435	$128,674	$134,289

Operating income	$28,565	$28,325	$53,613	$48,631
Interest income, net	627	2,571	1,324	5,248
Other income (expense), net	(2,394)	9	(2,374)	16

Income before income taxes	$26,798	$30,905	$52,563	$53,895

Income tax expense	17	2,087	973	2,353

Net income	$26,781	$28,818	$51,590	$51,542

Net income attributable to noncontrolling interests	3,370	3,415	5,265	5,554

Net income attributable to Western Gas Partners, LP	$23,411	$25,403	$46,325	$45,988

Limited partner interest in net income:
Net income	$23,411	$25,403	$46,325	$45,988
Less predecessor interest in net (income) loss	—	(7,279)	1,218	(10,907)
Less general partner interest in net income	(519)	(362)	(1,002)	(701)

Limited partner interest in net income	$22,892	$17,762	$46,541	$34,380

Net income per common unit — basic and diluted	$0.35	$0.32	$0.72	$0.62
Net income per subordinated unit — basic and diluted	$0.35	$0.32	$0.72	$0.62
Weighted average limited partner units outstanding — basic and diluted	65,653	55,645	64,502	55,637

(1)	Financial information for 2009 has been revised to include results attributable to the Chipeta and Granger assets.

Western Gas Partners, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2010	2009
	(in thousands, including number of units)

Current assets	$80,686	$80,264
Note receivable — Anadarko	260,000	260,000
Net property, plant and equipment	983,420	993,377
Other assets	54,265	54,282

Total assets	$1,378,371	$1,387,923

Current liabilities	$28,198	$26,256
Long-term debt	285,000	175,000
Other long-term liabilities	16,025	107,968

Total liabilities	$329,223	$309,224

Common unit partner capital (41,574 and 36,375 units issued and outstanding at June 30, 2010 and December 31, 2009, respectively)	$662,262	$497,230
Subordinated unit partner capital (26,536 units issued and outstanding at June 30, 2010 and December 31, 2009)	277,953	276,571
General partner capital (1,390 and 1,284 units issued and outstanding at June 30, 2010 and December 31, 2009, respectively)	17,372	13,726
Parent net investment	—	200,250
Noncontrolling interests	91,561	90,922

Total liabilities, equity and partners’ capital	$1,378,371	$1,387,923

Western Gas Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2010	2009 (1)
	(in thousands)
Cash flows from operating activities
Net income	$51,590	$51,542
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,238	24,855
Change in other items, net	4,106	(6,418)

Net cash provided by operating activities	$82,934	$69,979

Cash flows from investing activities
Granger acquisition	$(241,680)	$—
Capital expenditures	(9,591)	(39,895)
Investment in equity affiliate	(309)	(263)

Net cash used in investing activities	$(251,580)	$(40,158)

Cash flows from financing activities
Borrowings under revolving credit facility, net of issuance costs	$109,987	$—
Proceeds from issuance of common units	99,311	—
Contributions from noncontrolling interest owners and Parent	2,053	9,584
Distributions to unitholders	(43,435)	(34,059)
Distributions to noncontrolling interest owners	(6,383)	(2,811)
Net pre-acquisition contributions from Parent	1,531	3,556

Net cash provided by (used in) financing activities	$163,064	$(23,730)

Net (decrease) increase in cash and cash equivalents	$(5,582)	$6,091

Cash and cash equivalents at beginning of period	69,984	36,074

Cash and cash equivalents at end of period	$64,402	$42,165

(1)	Financial information for 2009 has been revised to include results attributable to the Chipeta and Granger assets.

Western Gas Partners, LP
OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009(1)	2010	2009(1)

Throughput (MMcf/d)
Gathering and transportation	784	910	796	911
Processing (2)	664	623	650	629
Equity investment (3)	114	119	117	121

Total throughput	1,562	1,652	1,563	1,661

Throughput attributable to noncontrolling interests	198	177	194	176

Total throughput attributable to Western Gas Partners, LP	1,364	1,475	1,369	1,485

Gross margin per Mcf attributable to Western Gas Partners, LP (4)	$0.47	$0.45	$0.47	$0.42

(1)	Information for 2009 has been revised to include amounts attributable to the Chipeta and Granger assets.

(2)	Includes 100% of Chipeta system volumes and 50% of Newcastle system volumes.

(3)	Represents the Partnership’s proportionate share of volumes attributable to its 14.81% interest in Fort Union.

(4)	Average for period. Calculated as gross margin (total revenues less cost of product), excluding the noncontrolling interest owners’ proportionate share of Chipeta’s revenues and cost of product, divided by total throughput attributable to Western Gas Partners, LP.